FOR IMMEDIATE RELEASE	Contact:	Keoni Wagner (808) 838-6778
Wednesday, April 30, 2008		Keoni.Wagner@HawaiianAir.com

Hawaiian Airlines Reaches Settlement With Mesa Air Group

HONOLULU — Hawaiian Airlines announced today that it has reached a settlement of its lawsuit with Mesa Air Group, Inc., regarding Mesa’s misuse of confidential and proprietary information obtained during Hawaiian’s Chapter 11 plan of reorganization in 2004.

Under the terms of the settlement agreement, Hawaiian Airlines will receive a cash payment of $52.5 million and Mesa will withdraw its appeal of the $80 million judgment (plus interest, attorney’s fees and costs) awarded against Mesa by the United States Bankruptcy Court in October 2007. The cash payment is required to be made within two business days of approval of a stipulation by the bankruptcy court that will follow dismissal of the appeals.

Mark Dunkerley, Hawaiian’s President and CEO, said, “This settlement is the last chapter in the legal dispute over Mesa’s misuse of Hawaiian’s confidential information. We were delighted with the award of damages and this settlement.”

On October 30, 2007, the Bankruptcy Court ruled in favor of Hawaiian, awarding Hawaiian $80 million for damages incurred to date and ordering that Mesa pay Hawaiian post-judgment interest and its cost of litigation and reasonable attorneys fees. In November 2007, Mesa filed a notice of appeal to this ruling and was required to post a $90 million bond as security for the judgment, post judgment interest, and attorney’s fees, pending the outcome of the appeal.

About Hawaiian Airlines

The nation’s top-ranked airline for service in the 2007 Airline Quality Ratings, Hawaiian has led all U.S. carriers in on-time performance for each of the past four straight years (2004-2007) and in fewest misplaced bags for the past three years (2005-2007) as reported by the U.S. Department of Transportation. Consumer surveys by Condé Nast Traveler, Travel + Leisure and Zagat have all ranked Hawaiian as the top domestic airline serving Hawaii.

Now in its 79th year of continuous service in Hawaii, Hawaiian is the state’s biggest and longest-serving airline, as well as the second largest provider of passenger air service between the U.S. mainland and Hawaii. Hawaiian offers nonstop service to Hawaii from more U.S. gateway cities than any other airline, as well as service to the Philippines, Australia, American Samoa, and Tahiti. Hawaiian also provides approximately 145 daily jet flights among the Hawaiian Islands.

Hawaiian Airlines, Inc. is a subsidiary of Hawaiian Holdings, Inc. (AMEX: HA). Additional information is available at HawaiianAirlines.com.

Forward Looking Statements

The foregoing information contains certain forward-looking statements that reflect Hawaiian’s current views with respect to certain future events. These forward-looking statements are subject to many risks and uncertainties, including, without limitation, the risk that the Bankruptcy Court will reject the settlement agreement.  Any forward-looking statements in this release are based upon information available to Hawaiian on the date of this release. Hawaiian does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any statements expressed or implied herein will not be realized.